CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
COLOMBIA ENERGY RESOURCES, INC.

Pursuant to Section 151 of the
Delaware General Corporation Law

COLOMBIA ENERGY RESOURCES, INC. (the "**Company**"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that pursuant to the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors adopted the following resolution, which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board of Directors of the Company (the "**Board of Directors**") is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Company (the "**Certificate of Incorporation**") , to fix by resolution or resolutions the designation of preferred stock and the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law; and

WHEREAS, the Certificate of Incorporation of the Company authorize 5,000,000 shares of preferred stock, $0.001 par value per share (the "**Preferred Stock**"); and

WHEREAS, it is the desire of the Board of Directors of the Company, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock to be designated the Series A Preferred Stock of the Company and the number of shares constituting such series of Preferred Stock;

NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized the Series A Preferred Stock on the terms and with the provisions herein set forth below:

1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $.001 per share (the "**Series A Preferred Stock**"). The maximum number of shares of Series A Preferred Stock shall be Three Million Eight Hundred Thousand (3,800,000) shares. The Series A Preferred Stock shall rank senior to the Company's common stock, par value $.001 per share (the "**Common Stock**"), and to all other classes and series of equity securities of the Company that by their terms do not rank senior to or on parity with the Series A Preferred Stock. The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends.

(a) Dividends. Holders shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value (as defined below) per share) of 9% per annum (the "**Preferred Dividend**"), payable quarterly in arrears on March 15, June 15, September 15 and December 15, beginning on June 15, 2011 (each such date, a "**Dividend Payment Date**"). If any Dividend Payment Date is not a Trading Day (as defined below), the applicable payment

shall be due on the next succeeding Trading Day. If such Dividend Payment Date is prior to the second anniversary of the original issue date of the Series A Preferred Stock (the "**Issuance Date**"), then the Preferred Dividend will be payable as follows: (i) 33.33% in cash, and (ii) 66.67% in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, with the number of shares of Common Stock issuable on any given Dividend Payment Date to be calculated by dividing (x) the difference between (I) the aggregate Preferred Dividend due on such Dividend Payment Date and (II) the cash portion of such Preferred Dividend payable in accordance with the preceding clause (i), by (y) the then-applicable Conversion Price (the amount to be paid in shares of Common Stock, the "**Dividend Share Amount**"). If such Dividend Payment Date is after the second anniversary of the Issuance Date, the Preferred Dividend may be paid either in accordance with the formula set forth in the preceding sentence or 100% in cash, at the option of the Company.

As used herein, the term "**Stated Value**" shall mean $10.00, subject to adjustment for any stock splits or combinations of the Series A Preferred Stock. As used herein, the term "**Trading Day**" shall mean a day during which trading in securities generally occurs on the principal national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which Common Stock is then traded. If the Common Stock is not so listed or traded, "Trading Day" means a Business Day. As used herein, the term "**Business Day**" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

(b) Company's Ability to Pay Dividends in Cash or Kind. If at any time the Company has the right, at its option, to pay a percentage of the dividends in cash or shares of Common Stock, the Company must provide the Holders with at least ten (10) Trading Days' notice (the "**Dividend Notice Period**") of its election to pay a percentage of a regularly scheduled dividend in shares of Common Stock (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised by a subsequent notice).

(c) Dividend Calculations. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Issuance Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays dividends partially in cash and partially in shares of Common Stock, then such payment shall be distributed ratably among the holders of Series A Preferred Stock based upon the number of shares of Series A Preferred Stock held by each such holder on such Dividend Payment Date.

(d) Additional Dividend Payments. After payment of the dividends on the Series A Preferred Stock pursuant to Section 2(a) hereof, any additional dividends (whether or not in the form of cash) shall be payable to the holders of shares of Common Stock and Series A Preferred Stock on a *pari passu*, pro rata basis (treating each holder of shares of Series A Preferred Stock as being the holder of the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock would be converted if such shares were converted pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

3. Voting Rights.

(a) Class Voting Rights. Prior to a Qualified Public Offering, the Company shall not, without the affirmative vote or consent of the holders of at least fifty percent (50%) of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a

meeting, in which the holders of the Series A Preferred Stock vote separately as a class, do any of the following:

(i) issue Common Stock, warrants or rights to purchase Common Stock or securities convertible into Common Stock for a consideration per share which is less than the then-applicable Conversion Price;

(ii) incur indebtedness for borrowed money or grant a security interest on any of the assets of the Company or its subsidiaries, other than in connection with ordinary course equipment financings;

(iii) amend the terms of the Series A Preferred Stock;

(iv) authorize additional shares of Series A Preferred Stock

(v) create or issue any class or series of equity security senior to the Series A Preferred Stock as to payment of dividends or senior to or on a parity with the Series A Preferred Stock, as to payments on liquidation, dissolution or winding up of the Company or any other transaction in which the liquidation preference set forth in Section 4 below is payable;

(vi) enter into any agreement that would restrict the Company's right or ability to perform its obligations under the Securities Purchase Agreement, dated as of June 1, 2011 (the "**Purchase Agreement**") among the Company and the initial holders of the Series A Preferred Stock or the other Transaction Documents, as defined therein;

(vii) amend the Company's Certificate of Incorporation or By-laws in any manner that would impair or reduce the rights of the Series A Preferred Stock;

(viii) liquidate or dissolve the Company;

(ix) enter into any transaction with an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended, for purposes of this Certificate of Designation) of the Company, other than transactions having an aggregate value under $3 million that are entered into on an arms-length basis;

(x) enter into any line of business other than a business substantially similar or related to the existing business of the Company or a proposed line of business of the Company described in the Company's Confidential Private Placement Memorandum dated May 6, 2011;

(xi) dispose of any assets with a total value in excess of $3 million outside the ordinary course of business, in one or more related transactions;

(xii) acquire assets with a total value in excess of $7 million, in one or more related transactions; or

(xiii) effect any transaction resulting in a "change of control." "**Change of control**" means a consolidation or merger of the Company with or into any other corporation or corporations or the disposition by sale or otherwise of all or substantially all of the Company's assets, or the acquisition of the Company by means of any transaction or series of related transactions, including, without limitation, any reorganization, merger or consolidation, if, following such transaction, the holders

of the outstanding voting power of the Corporation prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity.

The term "**Qualified Public Offering**" shall mean an underwritten public offering of Common Stock (i) with aggregate gross proceeds to the Company of at least $50 million; (ii) at a public offering price per share (prior to underwriter commissions and expenses) not less than 200% of the then-applicable Conversion Price (as defined in Section 5(d) below); (iii) upon the closing of which the Common Stock shall be listed for trading on the New York Stock Exchange, the NYSE Amex, the Nasdaq Stock Market or the Toronto Stock Exchange; and (iv) underwritten by an underwriter, or a group of underwriters lead by a manager or managers, approved by the holders of at least fifty percent (50%) of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, in which the holders of the Series A Preferred Stock vote separately as a class.

(b) General Voting Rights. Except with respect to transactions upon which the Series A Preferred Stock shall be entitled to vote separately as a class pursuant to Section 3(a) above and except as otherwise required by Delaware General Corporation Law, the Series A Preferred Stock shall vote or act together with the Common Stock as a single class on all actions to be taken by the stockholders of the Company. In connection with such actions, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to Section 5 hereof on the record date for the vote or written consent of stockholders. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by such holder could be converted) shall be rounded to the nearest whole number (with any fraction equal to or greater than one-half rounded upward to one). The holders of shares of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Company. The Common Stock into which the Series A Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company, and none of the rights of the Preferred Stock. Unless otherwise prohibited by the Company's Certificate of Incorporation, all votes of the holders of Series A Preferred Stock may be made by written consent in lieu of a meeting, provided that notice of any such votes that are approved shall be provided to all holders of Series A Preferred Stock.

4. Liquidation Preference.

(a) Payment. In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to receive, out of the assets of the Company available for distribution to its stockholders, before any payment shall be made or any assets distributed to the holders of the Common Stock or any other class or series of Preferred Stock that is junior to the Series A Preferred Stock ("**Junior Stock**"), an amount (the "**Liquidation Preference Amount**") per share of the Series A Preferred Stock equal to (i) $15.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) plus (ii) any accrued but unpaid dividends to which the holders of Series A Preferred Stock are then entitled. If the assets of the Company are not sufficient to pay in full the Liquidation Preference Amount payable to the holders of outstanding shares of the Series A Preferred Stock and any series of Preferred Stock or any other class of stock ranking *pari passu*, as to rights on liquidation, dissolution or winding up, with the Series A Preferred Stock, and that was created and issued in accordance with the provisions of this Certificate of Designation, then all of said assets will be distributed among the holders of the Series A Preferred Stock and the other classes of stock ranking *pari passu* with the Series A Preferred Stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The liquidation payment with respect to each outstanding fractional share of Series A Preferred Stock shall be equal to a

ratably proportionate amount of the full liquidation payment with respect to each outstanding share of Series A Preferred Stock. All payments for which this Section 4(a) provides shall be in cash, property (valued at its fair market value as determined by an independent appraiser reasonably acceptable to the holders of a majority of the Series A Preferred Stock) or a combination thereof; provided, however, that no cash shall be paid to holders of Junior Stock unless each holder of the outstanding shares of Series A Preferred Stock has been paid in cash the full Liquidation Preference Amount to which such holder is entitled as provided herein. After payment of the full Liquidation Preference Amount to which each holder is entitled, such holders of shares of Series A Preferred Stock will not be entitled to any further participation as such in any distribution of the assets of the Company.

(b) Certain Events Deemed a Liquidation; Election as to Consideration. Upon the consent of the Board of Directors, a consolidation or merger of the Company with or into any other corporation or corporations, or a sale or other disposition of all or substantially all of the assets of the Company, or the effectuation by the Company of a transaction or series of related transactions in which, following such transaction(s), the holders of the outstanding voting power of the Company prior to the transaction cease to hold, directly or indirectly, a majority of the outstanding voting power of the surviving entity, shall be deemed to be a liquidation, dissolution, or winding up within the meaning of this Section 4. Notwithstanding anything to the contrary herein, including Section 4(a), in the event of the occurrence of the transactions in the foregoing sentence, each holder of Series A Preferred Stock shall have the option to receive (i) an amount equal to the Liquidation Preference Amount or (ii) the amount that such holder would have received if it had converted its Series A Preferred Stock into Common Stock immediately prior to the closing of such transaction (without giving effect to the liquidation preference of, or any dividends payable on, any other capital stock of the Company).

(c) Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company within the meaning of this Section 4, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than forty-five (45) days prior to the payment date stated therein, or twenty (20) days prior to the stockholder meeting to approve the relevant transaction, whichever is earlier, to the holders of record of the Series A Preferred Stock at their respective addresses as the same shall appear on the books of the Company.

(d) Surrender of Certificates. On the effective date of any liquidation, dissolution or winding up within the meaning of this Section 4, the Company shall pay cash and/or such other consideration to which the holders of shares of Series A Preferred Stock shall be entitled under this Section 4. Each holder of shares of Series A Preferred Stock shall surrender the certificate or certificates representing such shares, duly assigned or endorsed for transfer to the Company (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Company or the offices of the transfer agent for the Company, or shall notify the Company or any transfer agent that such certificates have been lost, stolen or destroyed and shall execute an affidavit or agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith (an "**Affidavit of Loss**"), whereupon each surrendered certificate shall be cancelled and retired.

5. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights (the "**Conversion Rights**"):

(a) Right to Convert. At any time on or after the Issuance Date, the holder of any shares of Series A Preferred Stock may, at such holder's option, elect to convert (a "**Voluntary Conversion**") all or any portion of the shares of Series A Preferred Stock held by such person into fully paid and nonassessable shares of Common Stock. Each share of Series A Preferred Stock to be converted shall convert into a number of shares of Common Stock equal to the quotient of (i) $10.00 divided by (ii)

the Conversion Price (as defined in Section 5(d) below) then in effect as of the date of the delivery by such holder of its notice of election to convert. In the event of a liquidation, dissolution or winding up of the Company, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event of such a liquidation, dissolution or winding up, the Company shall provide to each holder of shares of Series A Preferred Stock notice of such liquidation, dissolution or winding up, which notice shall (i) be sent at least fifteen (15) days prior to the termination of the Conversion Rights (or, if the Company obtains lesser notice thereof, then as promptly as possible after the date that it has obtained notice thereof, but in any event at least five (5) days prior to such termination) and (ii) state the amount per share of Series A Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

(b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series A Preferred Stock shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series A Preferred Stock into full shares of Common Stock on any date (the "**Voluntary Conversion Date**"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time, on such date, a copy of a fully-executed notice of conversion in the form attached hereto as Exhibit I (the "**Conversion Notice**"), to the Company at (415) 532-1357, Attention: Chief Financial Officer, and (B) surrender to a common carrier for delivery to the Company as soon as practicable following such Voluntary Conversion Date the original certificates representing the shares of Series A Preferred Stock being converted (or an Affidavit of Loss with respect to such shares in the case of their loss, theft or destruction) (the "**Preferred Stock Certificates**") and the originally executed Conversion Notice.

(ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall promptly send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder. Upon receipt by the Company of a copy of the fully-executed Conversion Notice, the Company or its designated transfer agent (the "**Transfer Agent**"), as applicable, shall, within three (3) business days following the date of receipt by the Company of the fully-executed Conversion Notice, issue and deliver to the Depository Trust Company ("**DTC**") account on the Holder's behalf via the Deposit Withdrawal Agent Commission System ("**DWAC**") as specified in the Conversion Notice, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. Notwithstanding the foregoing to the contrary, the Company or the Transfer Agent shall only be obligated to issue and deliver the shares to the DTC on a holder's behalf via DWAC if such conversion is in connection with a sale and the Company and the Transfer Agent are participating in DTC through the DWAC system. If the number of shares of Preferred Stock represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of shares of Series A Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) business days after receipt of the Preferred Stock Certificate(s) and at the Company's expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall cause the Transfer Agent to promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than two (2) business days after receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within one (1) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day

submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company's independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant's calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder's calculation was correct, or by the holder, in the event the Company's calculation was correct, or equally by the Company and the holder in the event that neither the Company's or the holder's calculation was correct. The period of time in which the Company is required to effect conversions or redemptions under this Certificate of Designation shall be tolled with respect to the subject conversion or redemption pending resolution of any dispute by the Company made in good faith and in accordance with this Section 5(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the close of the stock register for the Common Stock on the Conversion Date.

(v) Company's Failure to Timely Convert. In addition to any other rights available to the holders of Series A Preferred Stock, if within three (3) business days of the Company's receipt of an executed copy of the Conversion Notice (so long as the applicable Preferred Stock Certificates and original Conversion Notice are received by the Company on or before such third business day) (the "**Delivery Date**") the Transfer Agent shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of the Series A Preferred Stock or to issue a new Preferred Stock Certificate representing the number of shares of Series A Preferred Stock to which such holder is entitled pursuant to Section 5(b)(ii) (a "**Conversion Failure**"), the Company shall pay damages to such holder on each business day after such third (3rd) business day that such conversion is not timely effected in an amount equal 0.5% of the product of (A) the sum of the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 5(b)(ii) and to which such holder is entitled and (B) the Closing Bid Price (as defined in Section 5(c)(iii)) of the Common Stock on the last possible date which the Company could have issued such Common Stock to such holder without violating Section 5(b)(ii). If the Company fails to pay the damages set forth in this Section 5(b)(v) within five (5) business days of the date incurred, then such payment shall bear interest at the rate of 2.0% per month (pro rated for partial months) until such payments are made.

(vi) Buy-In Rights. In addition to any other rights available to the holders of Series A Preferred Stock, if the Company fails to cause the Transfer Agent to transmit to the holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on or before the Delivery Date, and if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the holder of the shares of Common Stock issuable upon conversion of Series A Preferred Stock that the holder anticipated receiving upon such conversion (a "**Buy-In**"), then the Company shall (1) pay in cash to the holder the amount by which (x) the holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of Series A Preferred Stock that the Company was required to deliver to the holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the holder, either reinstate the shares of Series A Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations hereunder. For example, if the holder purchases

Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Company shall be required to pay to the holder $1,000. The holder shall provide the Company written notice indicating the amounts payable to the holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(c) Mandatory Conversion.

(i) (1) Commencing on the 18-month anniversary of the Issuance Date, each share of Series A Preferred Stock outstanding on the Share Trigger Date (as defined in Section 5(c)(ii)) shall, automatically and without any action on the part of the holder thereof, convert into a number of fully-paid and nonassessable shares of Common Stock equal to the quotient of (i) $10.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like) divided by (ii) the Conversion Price in effect on the Share Trigger Date.

(2) On the date that 60% or more of the shares of Series A Preferred Stock issued on the Issuance Date, or shares of Series A Preferred Stock issued upon registration of transfer thereof from time to time, have been converted to Common Stock in a Voluntary Conversion, all remaining outstanding shares of Series A Preferred Stock shall, automatically and without any action on the part of the holder thereof, convert into a number of fully-paid and nonassessable shares of Common Stock equal to the quotient of (i) $10.00 (subject to adjustment for stock splits, stock dividends, recapitalizations and the like), divided by (ii) the Conversion Price in effect on such date.

(ii) As used herein, "**Share Trigger Date**" shall mean the date that the Closing Bid Price (as defined below) of the Common Stock equals or exceeds 2.5 times the then-applicable Conversion Price (as may be adjusted pursuant to this Section 5) for a period of sixty (60) consecutive trading days with a minimum average trading volume of 100,000 shares per day over such period; provided, that, on the Share Trigger Date, (A) a registration statement under the Securities Act of 1933, as amended, providing for the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock is effective or the shares of Common Stock into which the Series A Preferred Stock can be converted may be offered for sale to the public without any volume restrictions, pursuant to Rule 144 ("**Rule 144**") under the Securities Act of 1933, as amended, and (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is then trading). The date of conversion of all outstanding shares of Series A Preferred Stock pursuant to Section 5(c)(i) is referred to in this Certificate of Designations as the "**Mandatory Conversion Date**." The Mandatory Conversion Date and the Voluntary Conversion Date collectively are referred to in this Certificate of Designation as the "**Conversion Date**."

(iii) The term "**Closing Bid Price**" shall mean, for any security as of any date, the last closing bid price of such security on the OTC Bulletin Board or other principal exchange on which such security is traded as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the OTC Markets (formerly known as the "pink sheets"). If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases,

the Closing Bid Price of such security on such date shall be the fair market value as determined in good faith by the Board of Directors of the Company.

(iv) On the Mandatory Conversion Date, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or the Transfer Agent; provided, however, that the Company shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series A Preferred Stock unless certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or the holder notifies the Company that such certificates have been lost, stolen, or destroyed, and executes an Affidavit of Loss to indemnify the Company from any loss incurred by it in connection therewith. Upon the occurrence of a Mandatory Conversion of the Series A Preferred Stock pursuant to this Section 5, the holders of the Series A Preferred Stock shall surrender the certificates representing the Series A Preferred Stock for which the Mandatory Conversion Date has occurred to the Company and the Company shall cause the Transfer Agent to deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) business days of the holder's delivery of the applicable Preferred Stock Certificates.

(v) The Company shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following the Mandatory Conversion Date, announcing such mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Series A Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the automatic conversion of the Preferred Stock. In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in this Section 5(c)(v) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock issued upon conversion of each share of Series A Preferred Stock; and (iii) that dividends on the Series A Preferred Stock to be converted ceased to accrue on the Mandatory Conversion Date.

(d) Conversion Price. The term "**Conversion Price**" shall mean $2.00, subject to adjustment under Section 5(e) hereof.

(e) Adjustments of Conversion Price.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Price shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Price shall be proportionately increased. Any adjustments under this Section 5(e)(i) shall be effective at the close of business on the date the stock split or combination becomes effective.

(ii) Adjustments for Dividends and Distributions in Shares of Common Stock. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Price shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event or (ii) a dividend or other distribution of shares of Series A Preferred Stock which are convertible, as of the date of such event, into such number of shares of Common Stock as is equal to the number of additional shares of Common Stock being issued with respect to each share of Common Stock in such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in assets (other than cash dividends payable out of earnings or surplus in the ordinary course of business) or equity or debt securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Price shall be made and provision shall be made (by adjustments of the Conversion Price or otherwise) so that the holders of Series A Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the amount of assets and/or the number of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock immediately prior to such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such assets and/or securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 5(e)(iii) with respect to the rights of the holders of the Series A Preferred Stock; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of assets and/or the number of securities that they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock immediately prior to such event.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series A Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 5(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 5(e)(v)), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred

Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities that such holder would have received had it converted the shares of Series A Preferred Stock held by it into Common Stock immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. Subject to Section 4 above, if at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 5(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 5(e)(iv)), or a merger or consolidation of the Company with or into another corporation or other entity, or the conveyance of all or substantially all of the assets of the Company to another corporation or other entity, immediately after such reorganization, merger, consolidation, or conveyance (an "**Organic Change**"), then as a part of such Organic Change an appropriate revision to the Conversion Price shall be made if necessary or appropriate and provision shall be made if necessary or appropriate (by adjustments of the Conversion Price or otherwise) so that the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e)(v) with respect to the rights of the holders of the Series A Preferred Stock after the Organic Change to the end that the provisions of this Section 5(e)(v) (including any adjustment in the Conversion Price then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series A Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

(vi) Adjustments for Issuance of Additional Shares of Common Stock. In the event the Company shall issue or sell any additional shares of Common Stock (otherwise than as provided in the foregoing subsections (i) through (v) of this Section 5(e) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (the "**Additional Shares of Common Stock**"), at a price per share less than the Conversion Price, or without consideration, the Conversion Price then in effect upon each such issuance shall be adjusted to that price (rounded to the nearest cent) determined by multiplying the Conversion Price by a fraction:

(1) the numerator of which shall be equal to the sum of (A) the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock and the Company's outstanding 10% Secured Convertible Notes due June 30, 2012) immediately prior to the issuance of such Additional Shares of Common Stock plus (B) the number of shares of Common Stock (rounded to the nearest whole share) which the aggregate consideration for the total number of such Additional Shares of Common Stock so issued would purchase at a price per share equal to the then Conversion Price, and

(2) the denominator of which shall be equal to the number of shares of Common Stock outstanding (including, for purposes of such calculation, shares of Common Stock issuable upon conversion of the outstanding shares of Series A Preferred Stock and the Company's outstanding 10% Secured Convertible Notes due June 30, 2012) immediately after the issuance of such Additional Shares of Common Stock;

No adjustment of the number of shares of Common Stock shall be made under Section 5(e)(vi) upon the issuance of any Additional Shares of Common Stock that are issued pursuant to the exercise of any

warrants or other subscription or purchase rights or pursuant to the exercise of any conversion or exchange rights in any Common Stock Equivalents (as defined below), if any such adjustment shall previously have been made upon the issuance of such warrants or other rights or upon the issuance of such Common Stock Equivalents (or upon the issuance of any warrant or other rights therefore) pursuant to Section 5(e)(vii).

(vii) Issuance of Common Stock Equivalents. The provisions of this Section 5(e)(vii) shall apply if (a) the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("**Convertible Securities**"), other than the Series A Preferred Stock, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "**Common Stock Equivalents**") shall be issued or sold. If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in subsection (vi) of this Section 5(e). No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was previously made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

(viii) Consideration for Stock. In case any shares of Common Stock or Convertible Securities other than the Series A Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible Securities, shall be issued or sold:

(1) in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefore shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the nonsurviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or warrants or options, as the case may be; or

(2) in the event of any consolidation or merger of the Company in which the Company is not the surviving corporation or in which the previously outstanding shares of Common Stock of the Company shall be changed into or exchanged for the stock or other securities of another corporation, or in the event of any sale of all or substantially all of the assets of the Company for stock or other securities of any corporation, the Company shall be deemed to have issued a number of shares of its Common Stock for stock or securities or other property of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated, and for a consideration equal to the fair market value on the date of such transaction of all such stock or securities or other property of the other corporation. If any such calculation results in adjustment of the applicable Conversion Price, or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the determination of the applicable Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, shall be made after giving effect to such adjustment of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock. In the event any consideration received by the Company for any securities consists of property other than cash, the fair

market value thereof at the time of issuance or as otherwise applicable shall be as determined in good faith by the Board of Directors of the Company. In the event Common Stock is issued with other shares or securities or other assets of the Company for consideration which covers both, the consideration computed as provided in this Section (5)(e)(viii) shall be allocated among such securities and assets as determined in good faith by the Board of Directors of the Company.

(ix) Certain Issues Excepted. Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon the authorization or issuance of (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date or issued pursuant to the Purchase Agreement (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the holders), (iii) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iv) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company's stock option plans and employee stock purchase plans outstanding as they exist on the Issuance Date and approved by the Company's Board of Directors, (v) securities issued pursuant to the Purchase Agreement or upon the conversion or exercise thereof and (vi) warrants to purchase up to 720,000 shares of Common Stock at an exercise price of $2.00 per share issued to any placement agent or its designees for the transactions contemplated by the Purchase Agreement, and the shares of Common Stock issued upon exercise thereof.

(f) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion or (ii) an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in an amount equal to 120% of the Liquidation Preference Amount of the Series A Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based, and in any event with ten (10) days of such event. The Company shall, upon written request of the holder of such affected Series A Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series A Preferred Stock. Notwithstanding the foregoing,

the Company shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series A Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place; provided, however, that in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall round the number of shares to be issued upon conversion up to the nearest whole number of shares.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series A Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock equal to the aggregate number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding and to make mandatory payments of Dividend Share Amounts as required herein. The initial number of shares of Common Stock reserved for conversions of the Series A Preferred Stock and any increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each holder of record at the time of issuance of the Series A Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's shares of Series A Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and which remain allocated to any person or entity that does not hold any shares of Series A Preferred Stock shall be allocated to the remaining holders of Series A Preferred Stock, pro rata based on the number of shares of Series A Preferred Stock then held by such holder.

(l) Retirement of Series A Preferred Stock. Conversion of Series A Preferred Stock shall be deemed to have been effected on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to such holder at the expense of the Company, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered as required by Section 5(b)(ii).

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series A Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

6. Right to Participate in Certain Sales of Additional Securities. (a) Subject to the terms and conditions of this Section 6, the Company agrees that, prior to the consummation of a Qualified Public Offering, it will not sell or issue any shares of capital stock of the Company, or other securities convertible into or exchangeable for capital stock of the Company, or options, warrants or rights carrying any rights to purchase capital stock of the Company (the "**New Securities**"), unless the Company first submits written notice (the "**Preemptive Rights Notice**") to the holders of Series A Preferred Stock identifying the terms of the proposed sale (including the price, number or aggregate principal amount and type of securities and all other material terms) and offers to each holder of Series A Preferred Stock the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the New Securities on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such New Securities to a third party or parties. The Company's offer to the holders of Series A Preferred Stock shall remain open for a period of fifteen (15) days after the Preemptive Rights Notice, during which time the holders of Series A Preferred Stock may accept such offer by written notice to the Company setting forth the maximum number of New Securities sought to be purchased by any such holder of Series A Preferred Stock. Any New Securities so offered that are not purchased by the holders of Series A Preferred Stock pursuant to such offer may be sold by the Company, but only at a price not less than the price and on other terms and conditions not more favorable to the purchasers than as set forth in the Preemptive Rights Notice, at any time within ninety (90) days following the termination of the above-referenced fifteen (15)-day period. For purposes of this Section 6, the "**Pro Rata Allotment**" of the New Securities of each holder of Series A Preferred Stock shall be based on the ratio that the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by such holder of Series A Preferred Stock bears to the sum of the total number of shares of Common Stock outstanding on the date of the Preemptive Rights Notice (including the shares of Common Stock issuable upon conversion of the Series A Preferred Stock on an as-converted basis).

(b) Notwithstanding the foregoing, the right to purchase the New Securities shall be inapplicable with respect to any issuance or proposed issuance by the Company of (i) any securities issued or issuable to employees, officers, directors or consultants of the Company pursuant to employee stock option plans, employee stock purchase plans or similar employee benefit programs approved by a majority of the members of the Board of Directors of the Company who qualify as an "independent director," as such term is defined in Rule 4200 of the Nasdaq Stock Market LLC rules or other applicable rules, (ii) any securities issued as direct consideration pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, fifty percent (50%) or more of the voting power of such other corporation or entity, or fifty percent (50%) or more of the equity ownership of such other entity or in connection with a joint venture or other business relationship (so long as such issuance is not primarily for equity financing purposes and such transaction is not with an affiliate of the Company), in each case approved by the Board of Directors of the Company, (iii) securities issued as a result of any stock split, stock combination or stock dividend of the Common Stock, or in connection with a recapitalization or reorganization of the Company where such issuance has been approved by the Board of Directors of the Company and the Conversion Price is adjusted as provided above in this Certificate of Designation, (iv) any securities issued or issuable upon the exercise of warrants or options, or upon the conversion of any convertible securities (including Preferred Stock and any convertible notes, including,

without limitation, those certain 10% Secured Convertible Promissory Notes of the Company), outstanding on the date hereof, or as to which the holders of Series A Preferred Stock have been previously offered the right to participate as contemplated by this Section 6, (v) any securities offered by the Company to the public pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, and (vi) the issuance of securities under the Purchase Agreement, including the shares of Series A Preferred Stock and the warrants to purchase Common Stock issuable under the Purchase Agreement or any shares of Common Stock issuable upon conversion or exercise thereof.

7. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

8. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series A Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series A Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

9. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series A Preferred Stock and shall not be construed against any person as the drafter hereof.

10. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series A Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11. Company Breach. In the event of a breach by the Company of any provision of Section 2, Section 3 or Section 4 herein (each, a "**Company Breach**"), (i) the Company shall, promptly and in any event within two Business Days of the date the Company first becomes aware of such Company Breach, provide written notice of such Company Breach to each Holder, and (ii) the Preferred Dividend shall automatically on or as of the date of such Company Breach increase to a rate per annum of 18%, payable in cash on a monthly basis on the 15th day of each month, without prejudice to any other remedy that may be available to the Holders, until such Company Breach is cured or remedied by the Company; provided, however, that notwithstanding the foregoing, Holders holding at least a majority of the

outstanding shares of the Series A Preferred Stock may waive a Company Breach and the provisions of this Section 11 with respect thereto.

IN WITNESS WHEREOF, Colombia Energy Resources, Inc. has caused this Certificate of Preferred Stock Designation to be signed by its President and Secretary, respectively, on this 27 day of October 2011.

Colombia Energy Resources, Inc.

By: ______________________
Name: Ronald G. Stovash
Title: President and Chief Executive Officer

By: ______________________
Name: Daniel F. Carlson
Title: Secretary

EXHIBIT I

COLOMBIA ENERGY RESOURCES, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of Colombia Energy Resources, Inc. (the "**Certificate of Designation**"). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Preferred Stock, par value $.001 per share (the "**Preferred Stock**"), of Colombia Energy Resources, Inc., a Delaware corporation (the "**Company**"), indicated below into shares of Common Stock, par value $.001 per share (the "**Common Stock**"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date of Conversion: ____________________________________

Number of shares of Preferred Stock to be converted:___

Stock certificate no(s). of Preferred Stock to be converted:______________________________

The shares Common Stock issuable upon such conversion have been sold pursuant to the Registration Statement: YES ____ NO____

Please confirm the following information:

Conversion Price: ____________________________________

Number of shares of Common Stock to be issued: ____________________________________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion: ________________________

Please issue the Common Stock into which the shares of Preferred Stock are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to: ____________________________________
____

Facsimile Number: ____________________________________

Authorization: ____________________________________
By: ____________________________________
Title: ____________________________________

Dated: